Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Haynes International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum
	Aggregate Value of			Amount of
	Transaction		Fee rate	Filing Fee
Fees to be Paid	$820,716,641.94	(1)	0.0001476	$121,138	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$820,716,641.94
Total Fees Due for Filing				$121,138
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$121,138

(1)

As of March 1, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 13,450,905, which consists of (i) 12,782,992 shares of Haynes International, Inc. (referred to as “Haynes”) common stock outstanding as of March 1, 2024, which includes 126,010 shares of Haynes common stock subject to outstanding restricted stock awards, (ii) 126,640 shares of Haynes common stock subject to outstanding performance share awards (assuming achievement of maximum levels of performance) and (iii) 541,273 shares of Haynes common stock that may be acquired pursuant to issued and outstanding stock options. Estimated solely for the purposes of calculating the filing fee, as of March 1, 2024, the underlying value of the transaction was calculated based on the sum of (i) the product of 13,450,905, which is the maximum number of shares of Haynes common stock to which this transaction could apply, and the per share merger consideration of $61.00, (ii) $80,906.54 of accrued but unpaid dividends with respect to the awards of Haynes restricted stock and (iii) $130,530.40 of accrued dividend equivalents with respect to the Haynes performance share awards.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in footnote 1 by .0001476.